Pricing Supplement No.                      A0002
Dated                                       July 25, 2003
Rule 424(b)(2)
File No.                                    333-106272

(To Prospectus dated June 30, 2003 and
Prospectus Supplement dated July 11, 2003)

                  CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series A (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $260,000,000.00
Issue Price:                                100.00%
Proceeds to Company on original issuance:   $259,545,000.00
Commission:                                 $455,000
Agents' capacity on original issuance:
         Citigroup Global Markets Inc.:     $257,400,000.00
         Ormes Capital Markets Inc. :       $1,300,000.00
         Pryor, Counts & Company       :    $1,300,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Agent
If as principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                               Global
Original Issue Date:                        July 25, 2003
Stated Maturity:                            July 25, 2005
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 25th of every Jan/Apr/Jul/Oct.

First Interest Payment Date:        October 27, 2003
Accrue to Pay:                      Yes
Indexed Principal Note:
Type of Interest on Note:           Floating Rate
Interest Rate (Fixed Rate Notes):   N/A
Initial Interest Rate:
(Floating Rate Notes):
Base Rate:                          LIBOR Telerate
Calculation Agent:                  Citibank
Computation of Interest:            Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:               Quarterly on each interest payment date.
Rate Determination Dates:           2 London days prior.
(If other than as set forth
in the Prospectus Supplement)
Index Maturity:                     USD 3 Month Libor
Spread:                             + 6 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                 No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                    No
Renewable Note:                     No
Optional Extension of Maturity:     No

Optional Redemption:                No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                 No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:                      No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

Cusip:                              17307EAS2